Sub-Item 77O

Rule 10f-3 Transactions

Dreyfus Premier GNMA Fund, Inc.

On May 6, 2008, Dreyfus Premier GNMA Fund, Inc. (the “Fund”) purchased $3,600,000 in CAPITAL AUTO RECEIVABLES - CUSIP # 13974YAE0 (the “Notes”). The Notes were purchased from CITIGROUP, a member of the underwriting syndicate offering the Notes, from their account. BNY Capital Markets, Inc., an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. CITIGROUP received a commission of 0.125% per Note. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Greenwich Capital Markets, Inc.
BNY Mellon Capital Markets, LLC
Lloyds TSB Bank PLC
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.

Accompanying this statement are materials presented to the Board of Directors of the Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on February 2, 2009

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	1/13/09